THE RUSHMORE FUND, INC.

ARTICLES OF AMENDMENT

The Rushmore Fund, Inc., a Maryland corporation registered as an open-end company under the Investment Company Act of 1940, as amended, having its principal office in Bethesda, Maryland, (hereinafter, the "Corporation") hereby certifies to the Maryland Department of Assessments and Taxation that:

FIRST: The Corporation's Articles of Incorporation are hereby amended to read as follows:

        Article SECOND:

                    The name of the Corporation is The FBR Rushmore Fund, Inc.

        Article FIFTH, Paragraph (d):

The authorized portfolios shall include: "FBR U.S. Government Bond Portfolio" (formerly, "Rushmore U.S. Government Bond Portfolio") consisting of 50,000,000 shares.

SECOND: The foregoing amendments to the Articles of Incorporation as hereinabove set forth were approved by a majority of the entire Board of Directors of the Corporation; the amendments are limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

THIRD: These Articles of Amendment shall become effective April 30, 2002.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board, and witnessed by its Secretary, on this 26th day of April, 2002.

The undersigned, Webb C. Hayes, IV, Chairman of the Board of the Corporation, hereby acknowledges in the name and on behalf of the Corporation that the foregoing Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, all matters and facts set forth relating to the authorization and approval of these Articles of Amendment are true in all materials respects, and that this statement is made under penalties of perjury.

WITNESS:	THE RUSHMORE FUND, INC.
By: /s/ Stephenie E. Adams	By: /s/ Webb C. Hayes, IV

Name: Stephenie E. Adams	Name: Webb C. Hayes, IV
Title: Secretary	Title: Chairman of the Board